Exhibit 99.1

The New York Times Company Reports 2009 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--October 22, 2009--The New York Times Company announced today 2009 third-quarter results.

  Operating profit excluding depreciation, amortization, severance and the special items discussed below grew 30.2 percent to $80.6 million in the third quarter of 2009 compared with $61.9 million in the third quarter last year. On a GAAP basis, the Company had an operating loss of $25.4 million compared with $150.4 million in the third quarter of 2008.
  Operating costs excluding depreciation, amortization and severance declined 21.6 percent in the third quarter of 2009 versus the third quarter last year. On a GAAP basis, the Company’s operating costs declined 22.4 percent in the third quarter of 2009 versus the third quarter of last year. The Company expects to save approximately $475 million in operating costs in 2009 as a result of reductions in nearly all major expense categories.
  Earnings per share from continuing operations excluding severance and special items were $.16 per share in the third quarter of 2009 compared with $.05 per share in the same period last year. On a GAAP basis, the Company had a loss per share from continuing operations of $.25 per share in the third quarter of 2009 compared with $.80 per share in the third quarter of 2008.
  The Company has reduced its debt by over $140 million from its balance at the end of 2008. As of the end of the quarter, the amount outstanding under the Company’s $400 million revolving credit facility was approximately $105 million.

“Our third-quarter results reflect the positive benefits of the sustained actions we have been aggressively pursuing to reposition our businesses for the evolving future of the media industry,” said Janet Robinson, president and CEO.

“Principal among those actions is:

  Continuing to secure strong performance on costs;
  Growing our circulation revenues by 6.7 percent, which demonstrates continuing steady demand for our products, as well as the high value those products command even as the content marketplace becomes increasingly digital;
  Restructuring debt with a focus on long-term stability; and
  Managing and rebalancing our asset portfolio to strengthen our core operations.

“Strong cost control remained a leading contributor to improved operating performance in the quarter. We continued to aggressively reduce our expenses, and the actions we have taken over the past quarters are evidenced in an approximately 22 percent decline in operating costs. With our many initiatives to operate more efficiently and effectively across the Company, we expect our cost performance to remain strong and we are on course to achieve approximately $475 million in savings this year.

“Looking ahead, visibility remains limited for advertising in the fourth quarter. But as is the case across the media sector, we have seen encouraging signs of improvement in the overall economy and in discussions with our advertisers. Early in the fourth quarter, print advertising trends, in comparison to the third quarter, have improved modestly, while digital advertising trends are improving more significantly.

“Earlier this month, we completed the sale of WQXR-FM, our New York City classical radio station, for gross proceeds of $45 million. The proceeds from this transaction were used to further reduce our outstanding debt balance. We are also moving ahead with the potential sale of our interest in New England Sports Ventures, which includes the Boston Red Sox and New England Sports Network, a highly rated regional cable channel.

“As we continue to review and rebalance our portfolio, we are also encouraged by the continued strong performance of the About Group, whose third-quarter operating profit rose 27.3 percent to $13.7 million.”

Comparisons

The operations of City & Suburban (C & S), the Company’s retail and newsstand distribution subsidiary, which closed in early January 2009, are included for the entire third quarter of 2008. The effect on the Company’s 2009 third-quarter results was a decrease in other revenues of approximately $19 million, circulation revenues of approximately $2 million and operating costs of approximately $31 million.

The third-quarter 2009 results included the following special items:

  A $76.1 million ($48.0 million after tax or $.33 per share) charge primarily for estimated pension withdrawal obligations under several multi-employer pension plans as well as a curtailment charge for a Company-sponsored pension plan. The charge is a result of amendments to various collective bargaining agreements at The Boston Globe that allowed the withdrawal from these multi-employer plans and the freezing of benefits under the Company-sponsored plan.
  Tax expense of $11.7 million ($.08 per share) from the reduction of the Company’s deferred tax balances as a result of lower income tax rates.
  A $5.2 million ($3.0 million after tax or $.02 per share) gain on the sale of surplus real estate assets at the Regional Media Group.

The third-quarter 2008 results included the following special items:

  A $160.4 million ($109.3 million after tax or $.76 per share) non-cash charge for the write-down of property, plant and equipment, intangible assets and goodwill at the New England Media Group.
  A $5.6 million ($3.5 million after tax or $.02 per share) non-cash charge for a reduction in the carrying value of the Company’s equity investment in Metro Boston LLC.

In addition to these special items, the Company had severance costs of $3.8 million ($2.3 million after tax or $.02 per share) in the third quarter of 2009 compared with $18.1 million ($10.3 million after tax or $.07 per share) in the third quarter of 2008.

Unless otherwise noted all comparisons are for the third quarter of 2009 to the third quarter of 2008. This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Third-Quarter Results

Revenues

Total revenues decreased 16.9 percent to $570.6 million from $687.0 million primarily due to lower print advertising. Advertising revenues decreased 26.9 percent; circulation revenues rose 6.7 percent; and other revenues decreased 38.5 percent, mainly because of the closure of C & S. Excluding the operations of C & S, total revenues decreased 14.3 percent, circulation revenues increased 7.5 percent and other revenues decreased 10.9 percent.

Operating Costs

Operating costs decreased 22.4 percent to $525.1 million from $677.1 million. Depreciation and amortization decreased to $31.3 million compared with $33.9 million in the third quarter last year.

Excluding depreciation, amortization and severance, operating costs were down 21.6 percent to $490.0 million from $625.1 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives, including the closure of C & S.

Newsprint expense declined 45.1 percent, with 27.9 percent from lower pricing and 17.2 percent from lower consumption.

Third-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 18.0 percent to $539.8 million from $658.3 million mainly as a result of lower print advertising and the closure of C & S. Excluding C & S, total revenues decreased 15.3 percent.

Advertising revenues decreased 29.6 percent, as print advertising declined 31.2 percent and online advertising declined 18.5 percent.

Circulation revenues rose 6.7 percent, mainly because of higher subscription and newsstand prices at The New York Times and The Boston Globe, offset in part by volume declines across the News Media Group and the closure of C & S. Excluding C & S, circulation revenues increased 7.5 percent.

Other revenues decreased 38.7 percent primarily due to the closure of C & S. Excluding C & S, other revenues decreased 9.8 percent mainly because of lower commercial printing and direct mail advertising services at the New England Media Group.

News Media Group operating costs decreased 23.6 percent to $497.6 million from $651.2 million. Excluding depreciation, amortization and severance, operating costs decreased 23.0 percent to $465.3 million from $604.1 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives, including the closure of C & S.

Operating loss for the News Media Group was $28.7 million compared with $153.3 million. Excluding depreciation, amortization, severance and special items, operating profit rose 37.3 percent to $74.5 million compared with $54.3 million, primarily due to lower operating costs. The closure of C & S favorably affected the third-quarter 2009 operating results by approximately $10 million.

About Group

Total About Group revenues increased 7.2 percent to $30.8 million from $28.7 million due to higher cost-per-click advertising.

About Group operating costs decreased 4.9 percent to $17.0 million from $17.9 million. Excluding depreciation and amortization, operating costs decreased 6.6 percent to $14.3 million from $15.3 million mainly because of lower professional fees and compensation costs.

Operating profit rose 27.3 percent to $13.7 million from $10.8 million. Operating profit before depreciation and amortization increased 22.9 percent to $16.5 million from $13.4 million, mainly due to higher revenues and lower operating costs.

Other Financial Data

Internet Revenues

Internet businesses include NYTimes.com, About.com, Boston.com and other Company Web sites. Total Internet revenues decreased 7.2 percent to $78.9 million from $85.1 million, and Internet advertising revenues declined 8.2 percent to $68.3 million from $74.4 million. Internet advertising revenues at the News Media Group decreased 18.5 percent to $39.0 million from $47.8 million primarily due to lower online classified advertising. In total, Internet businesses accounted for 13.8 percent of the Company’s revenues in the third quarter versus 12.4 percent in the 2008 third quarter.

For the first nine months of 2009, the Company’s Internet revenues decreased 9.2 percent to $235.4 million from $259.2 million in the same period of 2008, and Internet advertising revenues decreased 10.1 percent to $204.0 million from $226.9 million.

Joint Ventures

Net income from joint ventures was $7.5 million compared with $6.9 million. The third quarter of 2008 included a $5.6 million non-cash charge for the write-down of the Company’s equity investment in Metro Boston LLC. Excluding the non-cash charge, net income from joint ventures was $12.5 million in the 2008 third quarter. The third quarter of 2009 was negatively impacted by lower paper prices at the paper mills in which the Company has investments.

Interest Expense-net

Interest expense-net increased to $21.0 million from $11.7 million, as a result of higher interest rates on the Company’s debt offset in part by lower average debt outstanding.

Income Taxes

Our effective income tax rate was 8.3 percent in the third quarter of 2009 and 26.0 percent in the third quarter of 2008. The tax benefit in the third quarter of 2009 was unfavorably affected by $11.7 million in tax expense due to the reduction of the Company’s deferred tax balances.

The tax benefit in the third quarter of 2008 was unfavorably affected because the goodwill portion of the non-cash charge at the New England Media Group and losses on investments in corporate-owned life insurance policies were non-deductible for tax purposes. In addition, a change in Massachusetts state tax law had an unfavorable effect.

Cash and Total Debt

At the end of the quarter, cash and cash equivalents were approximately $28 million.

The following table details the maturities and carrying values of the Company's debt as of the end of the third quarter of 2009.

(in thousands)
2009	6.95% medium-term notes	$44,500
2011	Amount outstanding under revolving credit facility	104,500
2012	4.61% medium-term notes	75,000
2015	5.0% notes and 14.053% notes	500,000
2019	Option to repurchase ownership interest in headquarters building	250,000
Total		$974,000
Unamortized amounts		(64,235)
Carrying value as of September 27, 2009		$909,765

In addition, the Company had approximately $7 million of capital lease obligations outstanding as of the end of the third quarter.

Capital Expenditures

In the third quarter, total capital expenditures were approximately $3 million. Year-to-date capital expenditures totaled approximately $38 million.

2009 Expectations

For 2009, approximate expectations are as follows:

  Depreciation and amortization to be $135 to $140 million (including $6 million of accelerated depreciation for the consolidation of The Boston Globe’s printing plants),
  Capital expenditures to be $60 million,
  Interest expense to be $85 million and
  Severance costs to be $45 million.

The Company expects to save approximately $475 million in operating costs as a result of reductions in nearly all major expense categories. This includes approximate year-over-year savings for:

  Closure of C & S: $118 million,
  Newsprint: $65 million,
  Severance: $35 million,
  Benefit plan changes for nonunion employees: $18 million,
  Boston labor agreements: $10 million in the second half of 2009 and $20 million annually in 2010,
  Boston plant consolidation: $9 million in the second half of 2009 and $18 million annually in 2010, and
  Significant savings as a result of the decrease in the size of the Company’s workforce, which at the end of September was down 20 percent from the prior year, and a reduction in salaries in the second quarter.

Conference Call Information

The Company’s third-quarter earnings conference call will be held on Thursday, October 22, at 11:00 a.m. E.T. To access the call, dial 800-946-0783 (in the U.S.) and 719-325-2320 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for one quarter.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, October 23. The access code is 3305643.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 28, 2008. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2008 revenues of $2.9 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2009	2008	% Change	2009	2008	% Change
Revenues
Advertising	$290,998	$398,196	-26.9%	$942,926	$1,310,912	-28.1%
Circulation	240,766	225,689	6.7%	697,156	676,486	3.1%
Other (a)	38,857	63,157	-38.5%	124,046	189,404	-34.5%
Total	570,621	687,042	-16.9%	1,764,128	2,176,802	-19.0%

Operating costs
Production costs	241,193	322,246	-25.2%	786,036	987,209	-20.4%
Selling, general and administrative costs	252,635	320,929	-21.3%	845,392	1,006,392	-16.0%
Depreciation and amortization	31,319	33,881	-7.6%	102,517	108,454	-5.5%
Total	525,147	677,056	-22.4%	1,733,945	2,102,055	-17.5%

Pension withdrawal and curtailment expense (b)	76,110	-	N/A	82,759	-	N/A

Gain on sale of assets (c)	5,198	-	N/A	5,198	-	N/A

Loss on leases (d)	-	-	N/A	16,363	-	N/A

Write-down of assets (e)	-	160,430	N/A	-	178,721	N/A

Operating loss	(25,438)	(150,444)	-83.1%	(63,741)	(103,974)	-38.7%

Net income from joint ventures (f)	7,498	6,892	8.8%	20,335	15,264	33.2%

Interest expense - net	21,028	11,658	80.4%	60,830	35,507	71.3%

Premium on debt redemption (g)	-	-	N/A	9,250	-	N/A

Loss from continuing operations before income taxes	(38,968)	(155,210)	-74.9%	(113,486)	(124,217)	-8.6%

Income tax benefit	(3,233)	(40,360)	-92.0%	(42,646)	(30,801)	38.5%

Loss from continuing operations	(35,735)	(114,850)	-68.9%	(70,840)	(93,416)	-24.2%

Income from discontinued operations, net of income taxes - Broadcast Media Group (h)	-	8,611	N/A	-	8,300	N/A

Net loss	(35,735)	(106,239)	-66.4%	(70,840)	(85,116)	-16.8%

Net loss/(income) attributable to the noncontrolling interest	111	(54)	*	(188)	(371)	-49.3%

Net loss attributable to The New York Times Company common stockholders	$(35,624)	$(106,293)	-66.5%	$(71,028)	$(85,487)	-16.9%

Amounts attributable to The New York Times Company common stockholders:
Loss from continuing operations	$(35,624)	$(114,904)	-69.0%	$(71,028)	$(93,787)	-24.3%
Income from discontinued operations	-	8,611	N/A	-	8,300	N/A
Net loss	$(35,624)	$(106,293)	-66.5%	$(71,028)	$(85,487)	-16.9%

Average Number of Common Shares Outstanding:
Basic	144,335	143,782	0.4%	144,074	143,773	0.2%
Diluted	144,335	143,782	0.4%	144,074	143,773	0.2%

Basic Loss Per Share attributable to The New York Times Company common stockholders:
Loss from continuing operations	$(0.25)	$(0.80)	-68.8%	$(0.49)	$(0.65)	-24.6%
Income from discontinued operations	-	0.06	N/A	-	0.06	N/A
Net loss	$(0.25)	$(0.74)	-66.2%	$(0.49)	$(0.59)	-16.9%

Diluted Loss Per Share attributable to The New York Times Company common stockholders:
Loss from continuing operations	$(0.25)	$(0.80)	-68.8%	$(0.49)	$(0.65)	-24.6%
Income from discontinued operations	-	0.06	N/A	-	0.06	N/A
Net loss	$(0.25)	$(0.74)	-66.2%	$(0.49)	$(0.59)	-16.9%

Dividends Per Share	$0.00	$0.23	N/A	$0.00	$0.69	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Third Quarter			Nine Months
	2009	2008	% Change	2009	2008	% Change

Revenues
News Media Group	$539,849	$658,336	-18.0%	$1,679,371	$2,091,314	-19.7%
About Group	30,772	28,706	7.2%	84,757	85,488	-0.9%
Total	$570,621	$687,042	-16.9%	$1,764,128	$2,176,802	-19.0%

Operating Profit/(Loss)
News Media Group	$(28,661)	$(153,340)	-81.3%	$(62,070)	$(95,583)	-35.1%
About Group	13,729	10,784	27.3%	32,910	29,421	11.9%
Corporate	(10,506)	(7,888)	33.2%	(34,581)	(37,812)	-8.5%
Total	$(25,438)	$(150,444)	-83.1%	$(63,741)	$(103,974)	-38.7%

Operating Profit/(Loss) Before Depreciation & Amortization, Severance & Special Items (i)
News Media Group	$74,540	$54,281	37.3%	$155,384	$232,483	-33.2%
About Group	16,496	13,420	22.9%	41,608	38,856	7.1%
Corporate	(10,407)	(5,753)	80.9%	(33,798)	(31,251)	8.2%
Total	$80,629	$61,948	30.2%	$163,194	$240,088	-32.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2009
		%		%
		Change vs.		Change vs.
	Third Quarter	2008	Nine Months	2008

The New York Times Media Group
Advertising	$164,501	-29.7%	$550,712	-29.5%
Circulation	175,246	5.6%	508,511	2.3%
Other	23,294	-46.8%	74,842	-42.7%
Total	$363,041	-18.2%	$1,134,065	-19.5%

New England Media Group
Advertising	$53,927	-27.2%	$168,299	-30.0%
Circulation	45,930	18.4%	124,462	9.1%
Other	9,804	-22.7%	30,801	-19.0%
Total	$109,661	-12.6%	$323,562	-17.6%

Regional Media Group
Advertising	$43,217	-32.0%	$143,229	-31.5%
Circulation	19,590	-6.3%	64,183	-2.1%
Other	4,340	-4.7%	14,332	-3.2%
Total	$67,147	-24.6%	$221,744	-23.4%

Total News Media Group
Advertising	$261,645	-29.6%	$862,240	-30.0%
Circulation	240,766	6.7%	697,156	3.1%
Other (a)	37,438	-38.7%	119,975	-34.6%
Total	$539,849	-18.0%	$1,679,371	-19.7%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2009
		%		%
		Change vs.		Change vs.
	Third Quarter	2008	Nine Months	2008

News Media Group
National	$134,986	-28.5%	$454,459	-26.3%
Retail	64,829	-25.1%	210,775	-25.0%
Classified:
Help-Wanted	9,323	-52.5%	30,767	-58.0%
Real Estate	17,370	-44.1%	60,228	-45.7%
Automotive	11,379	-32.1%	33,251	-39.4%
Other	12,974	-15.2%	40,057	-20.8%
Total Classified	51,046	-38.3%	164,303	-43.3%
Other	10,784	-21.0%	32,703	-25.7%
Total News Media Group	261,645	-29.6%	862,240	-30.0%

About Group	29,353	10.4%	80,686	1.5%

Total Company	$290,998	-26.9%	$942,926	-28.1%

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)

Other revenues consist primarily of revenues from news services/syndication, commercial printing, digital archives, rental income and direct mail advertising services. In 2008, other revenues also included revenues from delivering third-party publications at City & Suburban, which was closed in early January 2009.

(b)

In the third quarter of 2009, the Company recorded a $76.1 million ($48.0 million after tax or $.33 per share) charge primarily for estimated pension withdrawal obligations under several multi-employer pension plans as well as a curtailment charge for a Company-sponsored pension plan. The charge is a result of amendments to various collective bargaining agreements at The Boston Globe that allowed the withdrawal from these multi-employer plans and the freezing of benefits under the Company-sponsored plan. In addition, in the second quarter of 2009, the Company recorded a $6.6 million ($3.8 million after tax or $.02 per share) charge for a pension withdrawal obligation under a multi-employer pension plan related to the closure of City & Suburban.

(c)	In the third quarter of 2009, the Company recorded a gain on the sale of surplus real estate assets of $5.2 million ($3.0 million after tax or $.02 per share) at the Regional Media Group.

(d)	In the first quarter of 2009, the Company recorded a loss on leases of $16.4 million ($9.6 million after tax or $.07 per share) at City & Suburban.

(e)

In the third quarter of 2008, the Company recorded a $160.4 million non-cash charge ($109.3 million after tax or $.76 per share) for the write-down of property, plant and equipment, intangible assets and goodwill at the New England Media Group. In addition, in the first quarter of 2008, the Company recorded a charge of $18.3 million ($10.4 million after tax or $.07 per share) for the write-down of assets for a systems project at the News Media Group. The Company reduced the scope of a major advertising and circulation project to decrease capital spending, which resulted in the write-down of previously capitalized costs.

(f)

In the third quarter of 2008, the Company recorded a $5.6 million ($3.5 million after tax or $.02 per share) non-cash charge for a reduction in the carrying value of the Company's equity investment in Metro Boston LLC.

(g)

In the second quarter of 2009, the Company recorded a $9.3 million ($5.6 million after tax or $.04 per share) charge for a premium on the redemption of the Company's $250.0 million of notes, which was completed in April 2009.

(h)

In the third quarter of 2008, net income from discontinued operations of $8.6 million was due to a reduction in income taxes on the gain on the sale of the Broadcast Media Group recorded in 2007. The first nine months of 2008 also included post-closing adjustments to the gain on the sale.

(i)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to earnings/(loss) per share excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Earnings/(loss) per share excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, earnings/(loss) per share, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of earnings/(loss) per share excluding severance and special items

	Third Quarter
	2009	2008	% Change

Loss per share	$(0.25)	$(0.80)	-68.8%

Add:
Severance	0.02	0.07
Special items:
Pension withdrawal and curtailment expense	0.33	-
Tax adjustment	0.08	-
Gain on sale of assets	(0.02)	-
Write-down of assets	-	0.76
Write-down of Metro Boston LLC interest	-	0.02
Earnings per share excluding severance and special items	$0.16	$0.05	*

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Third Quarter 2009
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	$(28,661)	$13,729	$(10,506)	$(25,438)

Add:
Depreciation & amortization	28,552	2,767	-	31,319
Severance	3,737	-	99	3,836
Special items:
Pension withdrawal and curtailment expense	76,110	-	-	76,110
Gain on sale of assets	(5,198)	-	-	(5,198)
Operating profit/(loss) before depreciation & amortization, severance and special items	$74,540	$16,496	$(10,407)	$80,629

	Third Quarter 2008
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	$(153,340)	$10,784	$(7,888)	$(150,444)

Add:
Depreciation & amortization	29,459	2,636	1,786	33,881
Severance	17,732	-	349	18,081
Special item:
Write-down of assets	160,430	-	-	160,430
Operating profit/(loss) before depreciation & amortization, severance and a special item	$54,281	$13,420	$(5,753)	$61,948

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	-81.3%	27.3%	33.2%	-83.1%

Add:
Depreciation & amortization	-3.1%	5.0%	N/A	-7.6%
Severance	-78.9%	N/A	-71.6%	-78.8%
Special items:
Pension withdrawal and curtailment expense	N/A	N/A	N/A	N/A
Gain on sale of assets	N/A	N/A	N/A	N/A
Write-down of assets	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation & amortization, severance and special items	37.3%	22.9%	80.9%	30.2%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Nine Months 2009
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	$(62,070)	$32,910	$(34,581)	$(63,741)

Add:
Depreciation & amortization	94,177	8,340	-	102,517
Severance	29,353	358	783	30,494
Special items:
Pension withdrawal and curtailment expense	82,759	-	-	82,759
Gain on sale of assets	(5,198)	-	-	(5,198)
Loss on leases	16,363	-	-	16,363
Operating profit/(loss) before depreciation & amortization, severance and special items	$155,384	$41,608	$(33,798)	$163,194

	Nine Months 2008
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	$(95,583)	$29,421	$(37,812)	$(103,974)

Add:
Depreciation & amortization	93,882	9,038	5,534	108,454
Severance	55,463	397	1,027	56,887
Special item:
Write-down of assets	178,721	-	-	178,721
Operating profit/(loss) before depreciation & amortization, severance and a special item	$232,483	$38,856	$(31,251)	$240,088

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	-35.1%	11.9%	-8.5%	-38.7%

Add:
Depreciation & amortization	0.3%	-7.7%	N/A	-5.5%
Severance	-47.1%	-9.8%	-23.8%	-46.4%
Special items:
Pension withdrawal and curtailment expense	N/A	N/A	N/A	N/A
Gain on sale of assets	N/A	N/A	N/A	N/A
Loss on leases	N/A	N/A	N/A	N/A
Write-down of assets	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation & amortization, severance and special items	-33.2%	7.1%	8.2%	-32.0%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Third Quarter
	2009	2008	% Change

Total Company
Operating costs	$525,147	$677,056	-22.4%
Less:
Depreciation & amortization	31,319	33,881
Severance	3,836	18,081
Operating costs before depreciation & amortization and severance	489,992	625,094	-21.6%
Less:
Raw materials	31,901	62,645
Operating costs before depreciation & amortization, severance and raw materials	$458,091	$562,449	-18.6%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Third Quarter
	2009	2008	% Change

News Media Group
Operating costs	$497,598	$651,246	-23.6%
Less:
Depreciation & amortization	28,552	29,459
Severance	3,737	17,732
Operating costs before depreciation & amortization and severance	$465,309	$604,055	-23.0%

Reconciliation of About Group operating costs before depreciation & amortization

	Third Quarter
	2009	2008	% Change

About Group
Operating costs	$17,043	$17,922	-4.9%
Less:
Depreciation & amortization	2,767	2,636
Operating costs before depreciation & amortization	$14,276	$15,286	-6.6%

This press release can be downloaded from www.nytco.com.

CONTACT:
The New York Times Company
Paula Schwartz, 212-556-4317
paula.schwartz@nytimes.com